Exhibit 99.2

Gevo, Inc.

Transcript of Second Quarter 2014 Earnings Call

Mike Willis

Good afternoon and thank you for joining Gevo’s 2nd quarter 2014 conference call. I’m Mike Willis, Gevo’s CFO. With me today are Pat Gruber, our CEO; and Brett Lund, our Chief Licensing Officer and General Counsel.

Earlier this afternoon we issued a press release, which outlines the topics that we plan to discuss today. A copy of this release is available on our website at www.gevo.com.

I would like to remind our listeners that this conference call is open to the media and we are providing a simultaneous webcast of this call to the public. A replay of our discussion will be available on our website later today.

On the call today and on this webcast, you will hear discussions of non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. Reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures is contained in the press release distributed today, which is posted on our website.

We will also provide certain forward-looking statements about events and circumstances that have not yet occurred, including projections of Gevo’s operating activities for 2014 and beyond. These statements are based on management’s current beliefs, expectations and assumptions and are subject to significant risks and uncertainty, including those disclosed in Gevo’s most recent annual report on Form 10-K, which was filed with the SEC on April 14, 2014, and in subsequent reports and other filings made with the SEC by Gevo. Investors are cautioned not to place undue reliance on any such forward-looking statements. Such forward-looking statements speak only as of today’s date and Gevo disclaims any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to Gevo’s SEC filings for detailed discussions of the relevant risks and uncertainties.

On today’s call, Pat, will begin with a review of our recent business developments. I will then review our financial results for the 2nd quarter of 2014. Following the presentation we will open the call up for questions.

I will now turn the call over to Pat.

Pat Gruber

Thank you for joining us on our call today. I believe we have turned a corner: our Side-by-Side operation of producing isobutanol with ethanol has solved many of the operational problems we had encountered. We are finally in a position to get on with the business of isobutanol, producing and selling it at commercial scale. We also are in a position to give more specific guidance and will do so today.

First Luverne:

As we previously announced, we are in fact operating Luverne in what we are calling Side-by-Side mode where we produce isobutanol and ethanol. Currently three of our fermenters are dedicated to ethanol and one is used for isobutanol. Recall that the reasons we went to Side-by-Side were threefold:

1) The production of ethanol facilitates consistent grind and recycle streams. This is important because dry mills don’t have a wastewater treatment plant and virtually all of the water used in the process needs to be recycled to the front of the plant for reuse. The recycle stream needs to be steady and consistent. Running ethanol keeps the streams and recycles all running smoothly while we work on isobutanol. Instead of chasing down plant operability problems, we can just focus on isobutanol. That is just what we have done. Regarding recycles, we now are at 100% use of recycle water for isobutanol fermentation. That is up from 90%. Also our techniques for managing infections seem to work well in Side-by-Side. We have had no cross contamination of our isobutanol and ethanol biocatalysts. We also have had no significant issues with extraneous bacteria infecting our fermentations. I’m pleased with the results on this front.

2) Running Side-by-Side dramatically improves the utilization of the plant to generate cash by utilizing all the fermentation assets. We believe that ethanol and animal feed profit will greatly assist us in covering the cost of the isobutanol implementation, with the goal of achieving profitability across both product lines as we ramp up isobutanol.

3) We have several parties who are interesting in the Side-by-Side model. It is good to have a working version of it. There seems to be good reason people are interested in our Side-by-Side business model. The good ethanol plants make money. However, it’s not obvious if and when the ethanol market will grow. Where will their growth come from? Isobutanol provides an opportunity for adding a product line and production capacity, while they keep their ethanol running. They can expand the revenue and margin for their plant by adding isobutanol production lines. As previously discussed, we already have two letters-of-intent (“LOI”s) for licensing a Side-by-Side isobutanol plant, and I expect we will add other partners to our licensee list, and I look forward to converting these LOIs to definitive agreements.

Now that the plant operability has improved, we are making progress on the isobutanol fermentation. We have been consistently achieving high yields at greater than 90% of our target. This is good news. It means that our biocatalyst is converting carbohydrate to isobutanol very efficiently.

We are installing a relatively small distillation column at Luverne and should have it operating in the early 4th quarter. The purpose of this column is to debottleneck the isobutanol side of the plant. This is a straightforward engineering exercise, no bioprocessing involved. While we are installing that distillation column we will continue to optimize the fermentation in our 1 million liter fermenter, with a particular view of driving out cost.

The ethanol side of our plant has been running well. Producing ethanol at a run rate of approximately 1.5 million gallons per month (above our previous guidance of 1.25 million gallons per month). Operating at these rates, ethanol generates revenue of more than $3 million per month at Luverne.

The correct way to think about our plant capacity is this:

Right now, we are set up to run 18 million gallons per year of ethanol. Once the distillation column is completed, and while we are running at an 18 million gallon per year ethanol run rate, we will target an isobutanol capacity of 150-200 thousand gallons per month, or roughly 2-3 million gallons of isobutanol capacity per year.

While our capacity by year end is expected to be about 2-3 million gallons per year of isobutanol, as I look as at how we are planning to ramp up isobutanol production, I believe that our isobutanol run-rate by year end will be roughly about 50-100 thousand gallons per month. We will continue to push to the full isobutanol run rate as fast as possible in 2015, achieving the 150-200 thousand gallons per month while we run 18 million gallons per year of ethanol.

Note that until the distillation column is operating in the 4th quarter, in other words, in the 3rd quarter of this year I expect our isobutanol capacity will be a bit variable, still in the tens of thousands of gallons per month.

In 2015, we will have to make a decision to a) switch ethanol capacity to isobutanol, or b) add more isobutanol fermentation capacity.

It’s also worth noting that we also have begun to sell iDGs™ in addition to DDGs. iDGs™ are the animal feed product from isobutanol. Land ‘O Lakes/Purina has been a great partner on the animal feed.

Bottom line on the plant: We are making good progress. We expect to see the plant at EBITDA breakeven by the end of the year while it produces isobutanol and ethanol. By the end of the year, we expect production of isobutanol to be reliable so we can sell isobutanol on a normal ongoing commercial basis. This is good.

Our team is psyched up, we like having the plant operability issues behind us, and being able to focus on isobutanol production. We all will like being in a position to supply isobutanol on a consistent, commercial basis.

Our commercial team continues to develop market interest for isobutanol as a drop-in, as well as products derived from isobutanol such as jet fuel, paraxylene, and isooctane. Our objective is to maximize isobutanol value as both a drop-in material (fuels and chemicals) and as a feedstock to produce other hydrocarbons (jet fuel, paraxylene, and isooctane). In both the drop-in and feedstock markets, Gevo has established partnerships and relationships that will achieve the objective of maximizing isobutanol value.

In the marine fuel market, isobutanol appears an attractive product that solves problems. Isobutanol is not miscible with water, has high energy, and is renewable, so it appears to make for a very good marine fuel component. Marine engines appear to operate very well with isobutanol-blended fuels, as compared to marine fuels that contain ethanol. We have been working with both the US Coast Guard and Mercury Marine performing long-term engine testing with 16% isobutanol blends. We have been working with Noble Mansfield, Gulf Hydrocarbon, and others to enable supply to the marine market.

In the chemical and solvent markets, we have been working with distributors who service high value uses of isobutanol for mining, oilfield applications, as well as paints & coatings, and plastics. These specialty chemical applications for isobutanol appear to be very attractive.

Gevo continues to produce jet fuel at South Hampton Resources in Silsbee, TX for supply to the Air Force, Army and Navy. This jet fuel is being specified by the Air Force, Army and Navy for blends of up to 50% bio-based fuel in the final blend. We expect specification to be completed early next year, allowing us to seek larger contracts with the US Armed Forces. In addition, we expect the ASTM specification for alcohol-to-jet fuel (ATJ) to be completed in Q1 2015. This is expected to enable us to seek contracts in the civilian aviation market.

Renewable PET or polyesters continue to be an interesting application for isobutanol. We have been converting isobutanol to para-xylene at our demonstration plant at South Hampton Resources in Silsbee TX. Para-xylene is key raw material for making the plastic for bottles, packaging films, and fibers. The process to produce para-xylene from isobutanol has been working well. We accomplished an important milestone in the second quarter of producing and delivering to Toray fully renewable paraxylene. Toray will use the bio-para-xylene to make bio-based polyester. Interest from our partners in renewable para-xylene for use in PET remains strong.

So, we are continuing to make progress on the commercial front, interest in our products appear high, we need to get on with supplying them. I’ll now turn it over to Mike Willis to discuss our financials.

Mike Willis

Thank you, Pat.

Gevo reported revenue in the 2nd quarter of 2014 of $7.7 million as compared to $1.9 million in the same period in 2013. The increase in revenue during 2014 is primarily a result of the production and sale of ethanol and distiller’s grains of $5.5 million following the transition of the Luverne plant to Side-by-Side. Revenues also increased in the 2nd quarter of 2014 due to higher hydrocarbon revenues of $2 million. This increase was principally a result of the shipment of bio-para-xylene to Toray in May for which we recognized $1.5 million of revenue, including $1 million relating to a payment we received from Toray in 2012 for the design and construction of our bio-para-xylene demo plant. We also generated revenue of $181 thousand during the 2nd quarter of 2014 from ongoing research agreements.

Cost of goods sold increased to $8.3 million in the second quarter of 2014 versus $3.6 million in the same period in 2013, due to the increased production activity at the Luverne plant under Side-by-Side.

R&D expense was $3.6 million in the 2nd quarter of 2014, compared to $5.8 million reported in the 2nd quarter of 2013. Our R&D activities in the 2nd quarter of 2014 continued to be focused on the optimization of our technology to further enhance isobutanol production rates at Luverne, as well as production-related activities at our hydrocarbons demo plant in Texas, where we produce our bio-jet, para-xylene and isooctane products. R&D expense decreased in the 2nd quarter of 2014 compared with the same period in 2013, due to a $1.2 million decrease in expenses at the hydrocarbons demo plant and a $0.8 million decrease in salaries and consultant expenses.

SG&A expense for the 2nd quarter of 2014 decreased to $4.9 million compared to $6.3 million for the comparable quarter in 2013. Our 2nd quarter 2014 results continued to show the benefit of cost savings actions including decreases of $1.2 million in salary and compensation-related expenses.

Within total operating expenses for the 2nd quarter of 2014 we reported approximately $0.6 million for non-cash stock based compensation.

For the 2nd quarter of 2014, we reported a net loss from operations of $9 million, down from a loss from operations of $13.9 million in the 2nd quarter of 2013.

Interest expense for the 2nd quarter of 2014 was $5.8 million compared to $2.3 million in the 2nd quarter of 2013. The increase was primarily due to expensing $3.2 million of debt issuance costs related to the Whitebox financing we completed in May.

We reported a non-cash gain of $2.8 million during the second quarter of 2014 related to changes in the fair value of the derivative warrant liability and embedded derivatives contained in the convertible notes issued in 2012. The company also reported a non-cash loss of $5.1 million during the second quarter of 2014 related to a change in the fair value of the convertible notes just issued in the second quarter of 2014 to Whitebox.

For the 2nd quarter of 2014, we reported a net loss of $17.2 million, or a loss of $(0.25) per share based on a weighted average shares outstanding of 67,969,811. This compares to a loss of $15.2 million in the 2nd quarter of 2013, or a loss of $(0.35) per share.

During the 2nd quarter there were no conversions of convertible notes, and at quarter-end we had 69,104,005 shares outstanding.

Cash on hand at June 30 was $5.9 million.

In May, we closed a financing with Whitebox Advisors that resulted in gross proceeds of $25.9 million. The investment was made via a Term Loan that was exchangeable into convertible debentures. After taking into account debt issuance costs of $3.2 million, the pay-down of the TriplePoint Capital loan by $9.3 million and the establishment of a restricted interest reserve account of $2.6 million, the net cash proceeds to Gevo of the Whitebox financing were approximately $10.8 million.

In June, Whitebox exchanged their entire Term Loan into the Convertible Debentures. Taking into account PIK interest, Whitebox exchanged their term loan into $26.1 million of the convertible debentures. These debentures can be converted into common stock of the Company at a price equal to $1.1584 per share and carry a 10% coupon, of which, under certain circumstances, 5% is payable in cash and 5% is payable in kind.

In conjunction with the Whitebox financing, we also restructured our debt with TriplePoint Capital. We used $9.3m of the proceeds from the Whitebox financing to pay down TriplePoint’s debt, leaving a balance with TriplePoint of $1 million at June 30th, 2014, and which is now subordinated to the Whitebox debt. TriplePoint’s remaining debt will amortize over 36 months and carries a coupon of 9%.

In August we also closed an underwritten public offering of 30,000,000 shares of common stock + warrants to purchase an additional 15,000,000 shares of common stock. The warrants have an exercise price of $0.85 per share, and expire on August 5th, 2019. The shares of common stock and the warrants were sold together as common stock units but were immediately separable and issued separately. The gross proceeds to Gevo from this offering were approximately $18 million; not including any future proceeds from the exercise of the warrants.

In terms of cash burn, we expect this to continue to decrease over the coming quarters, in particular due to our decision to transition Luverne to the Side-by-Side configuration and the US District Court’s recent decision to stay the patent trial that was scheduled to begin in July. As a result of these changes and our ongoing corporate expense control measures, we continue to expect Gevo’s quarterly cash burn to decline into the single-digit millions in the 2nd half of the year.

With that, I will now turn the call back to Pat.

Pat Gruber

Thanks Mike. So what does the near-term future hold? I’d say I look forward to transitioning to our ongoing sales of isobutanol on a “normal customer” basis. By becoming a regular supplier, we are committing to customers that we won’t let them down. I expect our commercial development people to continue to add customers for both isobutanol and its derivative hydrocarbon products.

I like where we’re headed in terms of reducing our burn. I like getting the plant to EBITDA breakeven. I believe we are turning the corner.

And with that, we’ll take questions.

Question-and-Answer Session

Operator

Thank you. (Operator Instructions) And we have Mike Ritzenthaler from Piper Jaffray in line with questions. Please go ahead.

Mike Ritzenthaler - Piper Jaffray

Yeah. Good afternoon.

Pat Gruber - Chief Executive Officer

Hey Ritz.

Mike Ritzenthaler - Piper Jaffray

Would you be able to delineate the EBITDA or the gross margin per gallon of ethanol in the quarter? I’m assuming that the gross loss stems from the fact that it was only a partial quarter of ethanol production?

Mike Willis - Chief Financial Officer

So the target of the plant is breakeven by Q4. Our ‘cost of goods’ line represents most of the costs of the plant itself, other than a small amount of Luverne’s G&A.

Mike Ritzenthaler - Piper Jaffray

Okay.

Mike Willis - Chief Financial Officer

So when you think about the plant becoming EBITDA breakeven in Q4, those costs of goods associated with ethanol sales, related products and isobutanol sales, should net to effectively zero at that point in time.

Mike Ritzenthaler - Piper Jaffray

Yeah. Okay. That was the nature of my question. Thanks for clearing that up. On the cash bridge from the end of Q1: thanks for the commentary about how things stepped from the Whitebox infusion to the end of Q2. I’m wondering if there is anything pro forma, you can provide us on the current cash situation, given the recent raise?

Mike Willis - Chief Financial Officer

I think the only thing we probably can say at this stage is that the current cash position takes us into 2015, but we are not going to be specific in terms of how far into 2015.

Mike Ritzenthaler - Piper Jaffray

Yeah.

Mike Willis - Chief Financial Officer

We do have a good runway to basically do all the things that Pat described in his earlier statement, that we plan to do over the next couple of quarters.

Mike Ritzenthaler - Piper Jaffray

Sure. I guess, one last for me on isobutanol cash costs. I know that Side-by-Side helped greatly in reducing the cash costs of producing isobutanol. I’m curious, basically how far is Gevo from achieving those kinds of commercial economics or will that happen post distillation column and all that?

Pat Gruber - Chief Executive Officer

We need to get the distillation column installed; right now, there is a bottleneck in the plant. We have a mixed stream that we have to take care: a mixed stream of ethanol and isobutanol, we have to take care of. So yes, we install the distillation column and then I can tell you we’re in a pretty good shape. Towards the end of the year, it will be good.

Mike Ritzenthaler - Piper Jaffray

All right. Thanks very much.

Pat Gruber - Chief Executive Officer

Thanks Mike.

Operator

And we have Caleb Dorfman from Simmons & Company in line with questions. Please go ahead.

Caleb Dorfman - Simmons & Company

Good afternoon.

Pat Gruber - Chief Executive Officer

Hi Caleb.

Caleb Dorfman - Simmons & Company

So Pat, it seems like you have made some good progress on the isobutanol production. What are going to be the key trigger points that cause you to think about ramping isobutanol production at the plant to 100% isobutanol?

Pat Gruber - Chief Executive Officer

There are several things that we will consider. First of all, continuing to improve how good we are on isobutanol. We still have work to do: see it operate, get the products in the market place, see how customers want the product and how fast they want to offtake it. Make sure that we understand everything: but still we will learn more about whether things might occur in the plant. I don’t expect anything that’s unusual but we are going to think it through pretty carefully and make sure that we continue with our eyes wide open.

I would like to get all the operability issues behind us. I guess the answer is: I don’t know the full set of criteria yet. It’s going to be a blend of economics, how can we make the most money, which mix of ethanol to isobutanol, which customers want product, where, how, etc. There looks to be demand for it. So that doesn’t seem to be an issue. And then there is also the opportunity to expand the plant and there are people who have expressed interest in that side of things too. So I just don’t know yet.

Caleb Dorfman - Simmons & Company

Okay. That’s helpful. Can you talk about the customer reception so far? Where will these initial volumes of isobutanol be shipped to? Are they ready to take on more isobutanol now if you’re able to produce it?

Pat Gruber - Chief Executive Officer

The answer seems to be yes. There seems to be good progress there. People are waiting for us. Our commercial teams have done a good job of keeping people engaged throughout. I think we did ourselves some credit there. We didn’t over-promise. We were very clear to them and transparent along the way, explaining where we were on the supply situation. We don’t want to be engaged in the supplying until we’re sure that we can deliver. So now I think this 4th quarter we will be able to do those sorts of things.

Caleb Dorfman - Simmons & Company

What will it take for them to be ready to take a full offtake supply from Luverne if you switch to 100% isobutanol? How long would it take for them to be ready to take that volume?

Pat Gruber - Chief Executive Officer

Mike and I are looking at each other.

Mike Willis - Chief Financial Officer

Yes. It’s a difficult question to answer only because it won’t be until 2015 when we’re thinking about that. So, in the near term, our mindset is on the volumes that Pat talked about in his earlier comments, getting up to the 150,000 to 200,000 gallons per month. And that’s where we’re focused right now, just making sure that we’re maximizing the ASPs on that.

Once we are selling those types of volumes, we will then focus on all the things that Pat has talked about: including trying to maximize the overall profitability of the plant, whether that would be a combination of isobutanol or ethanol, or all isobutanol.

Pat Gruber - Chief Executive Officer

So yes, it’s a difficult question to answer right now. I mean, if you believe all the customers…if you believe them and we have to, because our customers are friends of ours. Then it seems to be that we could sell as much as we can make. That’s what it looks like.

The reality always is that you have to do it; that you have to go do it, that’s the reality. So I think there is some advantage of starting off the way we’re doing it where we’re going to have a limited supply at first. We have to go out and do the applications that are most valuable and expand them. I don’t want to dump isobutanol into the marketplace too quickly. That is the overall goal.

Caleb Dorfman - Simmons & Company

That’s helpful. And I guess, final question. Do you have any updates on LOIs, maybe when you can actually — you can put that into something more than just an LOI?

Pat Gruber - Chief Executive Officer

For the license agreements you mean?

Caleb Dorfman - Simmons & Company

Right.

Pat Gruber - Chief Executive Officer

Yeah. Mike?

Mike Willis - Chief Financial Officer

We are pushing forward as quickly as possible. Our partners that we talked about in the past i.e. IGPC and Porta remain very interested in moving forward with us. However, they’re both working on projects themselves, and that is taking up their limited bandwidth right now. But they still remain extremely excited by the opportunity. And so again, on our side, we’re pushing forward as quickly as possible.

Caleb Dorfman - Simmons & Company

Thank you.

Operator

And your next question comes from Craig Irwin from Wedbush Securities. Please go ahead.

Craig Irwin - Wedbush Securities

Hi. Good evening and thank you for taking my questions. The first thing I wanted to ask, can you confirm for us that the ethanol produced in the run is “RIN-able” that you can get an ethanol RIN on your production?

Pat Gruber - Chief Executive Officer

Yes.

Craig Irwin - Wedbush Securities

Great. Then looking at the other manufacturers out there, most of them are sort of suggesting mid-$0.30s EBITDA per gallon crush on their facilities now. I know this is not a facility that was traditional ICM and not directly comparable given that it is a little bit smaller than some of these other facilities, but do you think that you would likely have those economics? If you would have run at full utilization for ethanol, would you be similar to what would some of the other producers are describing these days?

Mike Willis - Chief Financial Officer

Yes. I actually just asked our plant manager this exact same question. Now obviously, we burden the plant itself with additional costs associated with the isobutanol part of the business. But if you factor that out and went back to what was the fixed cost base (labor base, et cetera) back in the days when it was just an ethanol plant, the number my plant manager described to me was probably in the $0.30-range of EBITDA.

Craig Irwin - Wedbush Securities

Great, great. So when we would have run the numbers on the fourth quarter, give-or-take you said, EBITDA breakeven by the fourth quarter. That sort of suggests that there was a negative contribution of about a $1.5 million on the isobutanol side. Can you maybe split out for us the approximate headcount or portion of headcount on the SG&A side, that’s really focused on isobutanol versus ethanol, just so that we can understand the trajectory as we head into ‘15, if we do really see the strengthening environment like many of us actually expect.

Pat Gruber - Chief Executive Officer

I think the answer to this is, no, we can’t put it out that way because we share resources across the plant, and so it’s parts of people and other costs there. It is about the way you are describing: we get to EBITDA breakeven by having the run rates that I had described for ethanol and isobutanol. So they are like the minimum requirements, how to get the EBITDA breakeven at the overall plant. And as it goes up from there, it gets better.

Craig Irwin - Wedbush Securities

Great. And then just to discuss, I know this question was raised early on the call but to discuss the concept of what would have you switch incremental capacity from isobutanol to ethanol. Obviously, you’ve done a tremendous amount of work developing the market and developing the technology but would this be primarily a profit-driven decision or is this something where you would look to seed the market, as you’re able to produce these gallons, knowing that that scale will benefit you as sort of a lagging factor?

Pat Gruber - Chief Executive Officer

I think you’re summing up well. So the way we look at it hitting the market: make sure that we have the growth opportunities with good margins. That’s the most important thing we can do. That’s where we need to be focusing our attention. We should then be taking that input and then make that decision of “do we switch over to isobutanol from ethanol or do we work to add capacity”? And the thing is we want the lowest cost business system to be able to win in the long run, that’s actually what we’re shooting for.

It would be very easy for us to try to push everything over to isobutanol quickly. But if we have any hiccups whatsoever, then that could be a problem. So I want to make sure that we have our act completely together before we do that. So it’s a question I can’t answer as to what we would do, how we would do it; but for sure, it would be profit driven, in terms of how we think about it. We’ll try to maximize the profits. If isobutanol makes twice or three times as much margin of ethanol, that’s going to be a pretty powerful motivation to switch faster.

Craig Irwin - Wedbush Securities

Okay. And then one last question if I may? So I know you’ve been really focused on isobutanol for a long time, just given the future potential. But over the last several years a number of the ethanol producers out there have made incremental changes to their plants. Debottlenecking, increasing the throughput for things like production of corn oil, inedible corn oil for use, biodiesel production and other things, introducing micro grinding technology and some of the other small upgrades that can be done to plants to really improve the economics.

Can you maybe frame out for us whether or not this is an opportunity for you and whether or not you have anything yet in the capital budget to allow for this or if this is something that’s still in discussion?

Pat Gruber - Chief Executive Officer

You mean if that’s available for us?

Craig Irwin - Wedbush Securities

Yes.

Pat Gruber - Chief Executive Officer

Yes. All of those things that you listed, fit for us at Luverne. So yes, those things are all relevant for us to lower the cost at Luverne as well. And we just have not got around to it yet.

Mike Willis - Chief Financial Officer

But specifically in the capital budget, the answer is, no. But we are considering all those initiatives. Yes, all those things benefit us. And Luverne is actually a very good economical plant, it resides in a great corn basis area and the farmers in that region are really good. So we’re pretty well-positioned there; and yes, we can take incremental costs out of this plant.

Craig Irwin - Wedbush Securities

Great. It’s good to hear. That’s an opportunity. Thank you for taking my questions.

Pat Gruber - Chief Executive Officer

Yeah. You bet.

Mike Willis - Chief Financial Officer

Thanks so much, Craig.

Operator

(Operator Instructions) And we have Jeff Osborne from Cowen in line with questions. Please go ahead.

Jeff Osborne - Cowen

Great. Good afternoon, guys. A couple of quick questions from me: I was wondering on the Toray side you mentioned $1.5 million in revenue, but then you also alluded to a $1 million payment from something in a prior year. If I understand right, is it just a $0.5 million for the production and $1 million was something else? Or maybe just explain that a bit further?

Mike Willis - Chief Financial Officer

Yes. No problem. So, yes, the off-take itself was $0.5 million. The $1 million was associated with funds they provided us in 2012 that effectively helped us build the plant. There was a chance that if we hadn’t produced the para-xylene by a certain time and shipped to them, that we would have had to give them that $1 million back. So from 2012, it’s been sitting on our balance sheet as deferred revenue. So we were able to recognize that revenue with this shipment.

Jeff Osborne - Cowen

Got you. Thanks for the clarification there. And then, I had a question on iDGs™ versus DDGs, is the protein content the same and hence the price per pound similar for the two or how do we think about that, if you try to get granular on modeling the production above?

Pat Gruber - Chief Executive Officer

Yes. The actual, approximate protein analysis is identical between the two. And so, there is no material difference. As we start-up and continue to learn how to run isobutanol and get the plant running on the iDGs™ side, in particular, these products won’t be perfect, the way that DDGs are perfect. So until we get good at running the isobutanol, I would put them in at a slight discount to DDGs.

Jeff Osborne - Cowen

Okay. As a rule of thumb, how many IDGs™ per gallon of isobutanol have you folks produced, as it gets perfect.

Pat Gruber - Chief Executive Officer

I should know on top of head. How many IDGs™ do we produce per gallon of isobutanol?

Mike Willis - Chief Financial Officer

It ultimately gets down to the same range as ethanol, which is in the 16.5 pounds per bushel range for both.

Pat Gruber - Chief Executive Officer

Yeah. But the question is at 2 million to 3 million gallons of run rate capacity for isobutanol, whats that turn into for iDG™ volumes? — you might be calculating right now…

Mike Willis - Chief Financial Officer

Yes. Just a second.

Jeff Osborne - Cowen

As you guys get the calculator on that, maybe for you Pat: as you put in the distillation column, have you started that process? How long is that going to take? And do you see any risk of ramping that up?

Pat Gruber - Chief Executive Officer

Yes, we’ve started getting the project implemented. It is going to take us probably into beginning of October and could take plus-or-minus a couple of weeks. I don’t expect any issues in the implementation of our equipment installation.

In terms operating equipment, it’s really straightforward, so I don’t anticipate issues operating it there. We have operated columns like this in the past. We have other columns in our plant. But we needed the existing distillation capacity for ethanol.

Jeff Osborne - Cowen

Got you. And two other quick ones, I wonder if you were to go down the path of expanding the plant. What is your sense of what air permits that you will need to have and how long that would take to permit? So if you made the decision today to do that, where are you in terms of permits and anything beyond financing, I guess, what would be the timeline?

Pat Gruber - Chief Executive Officer

I don’t have a good timeline. We have started to work on it internally though. We have started on it.

Jeff Osborne - Cowen

Okay. And then last question, I may have missed this, but did you give the gallons of isobutanol either produced or sold in the quarter?

Pat Gruber - Chief Executive Officer

No, we did not.

Jeff Osborne - Cowen

Okay. Perfect. Thanks so much.

Mike Willis - Chief Financial Officer

And to your earlier question: I believe it would be somewhere in the 15,000 tons of iDGs™, for that 2 million to 3 million gallon range of isobutanol.

Jeff Osborne - Cowen

All right. Thanks much guys.

Operator

We have no further questions at this time. I will now turn the call back over to Pat for final remarks.

Pat Gruber - Chief Executive Officer

Thank you all for joining us. I appreciate it and thank you for joining us on our call today. Bye-bye.

Operator

Thank you, ladies and gentlemen. This concludes today’s conference. Thank you for participating and you may now disconnect.